Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal First Quarter Results

(Bassett, Va.) – April 4, 2013– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended March 2, 2013.

Fiscal 2013 First Quarter Highlights

●	Consolidated sales for the first quarter of 2013 increased 31% as compared to the first quarter of 2012
●	Operating profit for the quarter was $2.4 million versus $0.2 million for the prior year quarter
●	Wholesale sales increased 27% compared to the prior year quarter
●	Company-owned store delivered sales increased 29% compared to the prior year quarter which included a 16% increase from the 48 comparable stores
●	Due to the Company’s fiscal calendar, the first quarter of 2013 consisted of 14 weeks while the first quarter of 2012 consisted of 13 weeks

On a consolidated basis, the Company reported net sales for the first quarter of 2013 of $79.8 million, an increase of $18.9 million, or 31%, over the first quarter of 2012. As noted above, the first quarter of 2013 consisted of 14 weeks while the first quarter of 2012 consisted of 13 weeks. On an average weekly basis, consolidated net sales increased 22%. Operating income increased to $2.4 million from $0.2 million driven primarily by higher sales in both the wholesale and retail segments. This was partially offset by higher selling, general and administrative expenses due primarily to the increased number of Company-owned stores, planned higher marketing and advertising costs to drive continued sales growth, and increased health care costs due to higher claim experience. The Company recorded net income of $1.0 million or $0.09 per diluted share for the first quarter of 2013 compared to a net loss of $(0.6) million or $(0.05) per diluted share in the first quarter of 2012.

“The sales momentum that we enjoyed at the end of 2012 continued during the first quarter of 2013 as we posted an exciting 31% increase in consolidated revenue,” commented Robert H. Spilman, Jr., President and Chief Executive Officer. “Allowing for the extra week in this year’s fiscal calendar, the Company grew revenue by 22% on a normalized basis. The same factors that propelled our business during the second half of last year drove this quarter’s increase – improving sales in our Bassett Home Furnishings stores and market share gains with independent retailers. Operating profit continued to improve as both our wholesale and retail segments posted markedly better results than a year ago. These positive trends combined with our financial strength make us well positioned to continue to grow our top line and further enhance operating performance in the future.”

Wholesale Segment

Net sales for the wholesale segment were $54.0 million for the first quarter of 2013 as compared to $42.6 million for the first quarter of 2012, an increase of $11.4 million or 27%. On an average weekly basis (normalizing for the extra week in the first quarter of 2013), wholesale net sales increased 18%. Wholesale shipments increased due to a 47% increase in wholesale sales outside the BHF store network and a 17% increase in shipments to the BHF store network. Gross margins for the wholesale segment were 33.4% for the first quarter of 2013 as compared to 31.8% for the first quarter of 2012. This increase was primarily due to higher margins in the upholstery operations as increased sales volumes provided greater leverage of fixed costs, partially offset by increased health care costs due to higher claim experience. Wholesale SG&A increased $3.3 million to $15.0 million for the first quarter of 2013 as compared to $11.7 million for the first quarter of 2012. SG&A costs as a percentage of sales increased to 27.8% as compared to 27.5% for the first quarter of 2012. Profit improvement from leveraging fixed SG&A costs through higher sales volumes was offset by planned increased marketing and advertising costs to drive continued sales growth.

“Both our upholstery and wood operations grew nicely in the quarter as a number of our recent product introductions are selling well at retail,” added Spilman. “To drive volume and increase consumer awareness, we spent more heavily on sales promotions and on national advertising in association with our partnership with the HGTV television network. We believe that these investments in marketing are bearing fruit in the form of increasing market share. On a normalized basis, our upholstery and wood operations grew at the rate of 18% and 14% respectively in the quarter. As a result, wholesale operating income was 64% greater than the same period a year ago. Continued growth in our domestic custom assortment as well as our offshore cut and sew program were the major contributors to our gains in upholstery. And despite the industry wide challenges that the casegoods segment has experienced in recent years, we were gratified to see our new wood product introductions drive a double digit sales increase for the second consecutive quarter.”

Retail Segment

Net sales for Company-owned stores were $50.0 million for the first quarter of 2013 as compared to $38.8 million for the first quarter of 2012, an increase of $11.2 million or 29%. The increase was comprised of a $6.1 million or 16% increase in comparable store sales along with a $5.1 million increase in non-comparable store sales. On an average weekly basis (normalizing for the extra week in the first quarter of 2013), comparable store sales increased 7.6%.

While the Company does not recognize sales until goods are delivered to the customer, management tracks written sales (the dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 20% for the first quarter of 2013 as compared to the first quarter of 2012. On an average weekly basis, written sales for comparable stores increased by 12%.

Operating results for the Company-owned stores improved from a loss of $1.0 million in the first quarter of 2012 to a loss of $0.6 million in the first quarter of 2013. This improvement was primarily driven by the increased sales noted above. Gross margins were slightly lower at 47.8% for the quarter as compared to 48.1% for the prior year quarter. SG&A expense increased $4.8 million, primarily due to increased store count and higher sales volumes. As a percentage of sales, SG&A decreased to 48.9% for the quarter as compared to 50.7% for the same quarter last year, primarily due to greater leverage of fixed costs from higher sales. This improvement was partially offset by increased health care costs due to higher claim experience and incremental management and overhead costs as the Company-owned network continues to grow. Refer to the accompanying schedule of Supplemental Retail Information for results of operations for the Company’s retail segment by comparable and all other stores.

The following table summarizes the changes in store count during the first quarter of 2013:

	November 24,	New	Stores	Stores	March 2,
	2012	Stores	Acquired	Closed	2013

Company-owned stores	53	1	-	-	54
Licensee-owned stores	33	1	-	(1)	33

Total	86	2	-	(1)	87

“The progress that our corporate retail group has exhibited over the past several reporting periods continued during the first quarter as our operating loss was reduced by 43%,” continued Spilman. “The conversion of our in store design centers to the HGTV Design Studio at Bassett played a large part in our 7.6% same store sales increase, which comes on top of a 9.1% same store sales increase last year. Consumers are responding to our HGTV marketing campaign and are buying more with each transaction, signifying growth in our in home “makeover” capability, a key point of differentiation for Bassett stores. The quarter ended with the opening of a new store in a fashionable home furnishings shopping district in Dallas. The second quarter will see a repositioned Hartford, CT location come on line as well as the opening of a new small store in Raleigh, NC. We are also at the front end of the relocation process of several of our first generation stores. We look forward to moving these stores to locations that are more suitable to the Bassett of 2013. We believe that our new generation stores in better situated real estate will garner improved financial performance in these individual locations.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 87 company- and licensee-owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 500 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first fiscal quarter of 2013, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	14 Weeks Ended March 2, 2013		13 Weeks Ended February 25, 2012
	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$79,849	100.0%	$60,968	100.0%

Cost of sales	38,489	48.2%	29,297	48.1%

Gross profit	41,360	51.8%	31,671	51.9%

Selling, general and administrative expense	38,996	48.8%	31,028	50.9%
Restructuring and asset impairment charges	-	0.0%	236	0.4%
Lease exit costs	-	0.0%	228	0.4%

Operating income	2,364	3.0%	179	0.3%

Other loss, net	668	0.8%	1,247	2.0%
Income (loss) before income taxes	1,696	2.1%	(1,068)	-1.8%

Income tax expense (benefit)	716	0.9%	(472)	-0.8%
Net income (loss)	$980	1.2%	$(596)	-1.0%

Basic earnings (loss) per share	$0.09		$(0.05)

Diluted earnings (loss) per share	$0.09		$(0.05)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets -Unaudited

(In thousands)

Assets	March 2, 2013	November 24, 2012
Current assets
Cash and cash equivalents	$47,159	$45,566
Accounts receivable, net	14,838	15,755
Inventories	57,807	57,916
Deferred income taxes, net	6,952	6,832
Other current assets	5,251	6,439
Total current assets	132,007	132,508

Property and equipment, net	56,738	56,624

Other long-term assets
Retail real estate	12,610	12,736
Deferred income taxes, net	10,280	10,485
Other	15,352	14,827
Total long-term assets	38,242	38,048
Total assets	$226,987	$227,180

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,427	$22,405
Accrued compensation and benefits	6,742	6,926
Customer deposits	15,955	12,253
Dividends payable	-	542
Other accrued liabilities	11,107	10,454
Total current liabilities	52,231	52,580

Long-term liabilities
Post employment benefit obligations	11,501	11,577
Real estate notes payable	2,991	3,053
Other long-term liabilities	2,291	2,690
Total long-term liabilities	16,783	17,320

Stockholders’ equity
Common stock	54,236	54,184
Retained earnings	104,757	104,319
Additional paid-in-capital	184	-
Accumulated other comprehensive loss	(1,204)	(1,223)
Total stockholders' equity	157,973	157,280
Total liabilities and stockholders’ equity	$226,987	$227,180

 BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

 Consolidated Statements of Cash Flows - unaudited

 (In thousands)

	14 Weeks Ended	13 Weeks Ended
	March 2, 2013	February 25, 2012
Operating activities:
Net income (loss)	$980	$(596)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,434	1,316
Equity in undistributed income of investments and unconsolidated affiliated companies	(114)	(16)
Provision for restructuring and asset impairment charges	-	236
Non-cash portion of lease exit costs	-	228
Other than temporary impairment of investments	-	806
Deferred income taxes	171	20
Other, net	(102)	(341)
Changes in operating assets and liabilities
Accounts receivable	860	894
Inventories	109	(930)
Other current assets	(1,120)	(439)
Accounts payable and accrued liabilities	(250)	(2,472)
Net cash provided by (used in) operating activities	1,968	(1,294)

Investing activities:
Purchases of property and equipment	(2,621)	(1,918)
Proceeds from sale of property and equipment	955	5
Proceeds from sale of interest in affiliate	2,348	1,410
Proceeds from sales of investments	-	398
Purchases of investments	-	(396)
Other	2	2
Net cash provided by (used in) investing activities	684	(499)

Financing activities:
Repayments of real estate notes payable	(59)	(49)
Issuance of common stock	320	39
Repurchases of common stock	(236)	(646)
Cash dividends	(1,084)	(6,063)
Net cash used in financing activities	(1,059)	(6,719)
Change in cash and cash equivalents	1,593	(8,512)
Cash and cash equivalents - beginning of period	45,566	69,601
Cash and cash equivalents - end of period	$47,159	$61,089

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	14 Weeks Ended	13 Weeks Ended
	March 2, 2013	February 25, 2012
Net Sales
Wholesale	$53,960	$42,611
Retail	49,957	38,816
Inter-company elimination	(24,068)	(20,459)
Consolidated	$79,849	$60,968

Operating Income (Loss)
Wholesale	$3,001	$1,831
Retail	(571)	(999)
Inter-company elimination	(66)	(189)
Restructuring and asset impairment charges	-	(236)
Lease exit costs	-	(228)
Consolidated	$2,364	$179

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	48 Comparable Stores
	14 Weeks Ended March 2, 2013		13 Weeks Ended February 25, 2012
	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$44,353	100.0%	$38,270	100.0%

Cost of sales	23,146	52.2%	19,846	51.9%

Gross profit	21,207	47.8%	18,424	48.1%

Selling, general and administrative expense*	21,315	48.1%	19,083	49.9%

Income (loss) from operations	$(108)	-0.3%	$(659)	-1.8%

	All Other Stores
	14 Weeks Ended March 2, 2013		13 Weeks Ended February 25, 2012
	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$5,604	100.0%	$546	100.0%

Cost of sales	2,937	52.4%	301	55.1%

Gross profit	2,667	47.6%	245	44.9%

Selling, general and administrative expense	3,130	55.9%	585	107.1%

Loss from operations	$(463)	-8.3%	$(340)	-62.2%

*Comparable store SG&A includes retail corporate overhead and administrative costs.